ITEM 77I
TERMS OF NEW OR AMENDED SECURITIES

The Federated Equity Funds' Registration Statement was filed with the Secruiteis and Exchange Commision pursuant to Rule 485(a) of the Securities Act of 1933 and covering the registration of Federated Market Opportunity Fund. The filing was completed on September 15, 2001, and subsequently Federated Market Opportunity Fund became effective on November 30, 2000.




ITEM 77I
TERMS OF NEW OR AMENDED SECURITIES

The Federated Equity Funds' Registration Statement was filed with the Secruiteis and Exchange Commision pursuant to Rule 485(a) of the Securities Act of 1933 and covering the registration of Federated Large Cap Tech Fund. The filing was completed on November 20, 2000, and subsequently Federated Large Cap Tech Fund became effective on January 25, 2001.